For the semi-annual period ended January 31, 2003
File number 811-09439

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   Strategic Partners Total Return Bond Fund

1.   Name of Issuer
	Comcast Corp.

2.   Date of Purchase
	January 7, 2003

3.   Number of Securities Purchased
	5014.5

4.   Dollar Amount of Purchase
	$500,000

5.   Price Per Unit
	$99.71

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	J.P. Morgan Chase Bank

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER



Merrill Lynch
Morgan Stanley
Banc of America Securities
Salomon Smith Barney
ABN Amro
Banc One Capital Markets
Barclays Capital
BNP Paribas
BNY Capital Markets
Deutsche Bank Securities
Dresdner Kleinwort
Wasserstein
Fleet Securities
Goldman Sachs & Co.
Royal Bank of Scotland
Scotia Capital